Exhibit 5.1

Goodwin Procter LLP Counselors at Law 100 Northern Avenue Boston, MA 02210 T: 617.570.1000 F: 617.523.1231

December 13, 2017

bluebird bio, Inc.

60 Binney St.

Cambridge, MA 02142

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated February 22, 2017 and included as Exhibit 5.1 to the automatic shelf registration statement on Form S-3 (File No. 333-216178) (the “Registration Statement”) filed on February 22, 2017 by bluebird bio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective under the Securities Act upon filing on February 22, 2017. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated as of December 12, 2017, filed by the Company with the Commission on December 13, 2017 pursuant to Rule 424(b)(5) under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 3,729,730 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, covered by the Registration Statement. The Shares are being sold to the Underwriters named in, and pursuant to, an Underwriting Agreement between the Company and such Underwriters, dated December 12, 2017 (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP